FOR IMMEDIATE RELEASE

Lear Contacts:
Ed Lowenfeld
(248) 447-4380

Tim Brumbaugh
(248) 447-1329

Lear Reports Fourth Quarter and Full Year 2021 Results
and Provides Full Year 2022 Outlook

SOUTHFIELD, Mich., February 8, 2022-- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today reported results for the fourth quarter and full year 2021 and provided its financial outlook for the full year 2022.

Fourth Quarter 2021 Financial Highlights
•Sales growth over market of 6 percentage points
•Sales decreased 7% to $4.9 billion, compared to $5.2 billion in the fourth quarter of 2020, reflecting global vehicle production declines related to the worldwide semiconductor shortage
•Net income of $22 million and adjusted net income of $74 million, compared to $202 million and $221 million, respectively, in the fourth quarter of 2020
•Core operating earnings of $158 million, compared to $330 million in the fourth quarter of 2020
•Earnings per share of $0.36 and adjusted earnings per share of $1.22, compared to $3.33 and $3.66, respectively, in the fourth quarter of 2020
•Issued $700 million of senior notes to extend debt maturity profile and finance pending Kongsberg Interior Comfort acquisition
•Increased quarterly cash dividend to pre-pandemic level of $0.77 per share

Full Year 2021 Highlights
•Sales growth over market of 8 percentage points, with Seating growth over market of 9 percentage points and E-Systems growth over market of 5 percentage points
•Seating market share increased from 23% to 25%
•Sales increased 13% to $19.3 billion, compared to $17.0 billion for the full year 2020
•Net income of $374 million and adjusted net income of $480 million, compared to $159 million and $322 million, respectively, for the full year 2020
•Core operating earnings increased 35% to $826 million, compared to $614 million for the full year 2020
•Earnings per share of $6.19 and adjusted earnings per share of $7.94, compared to $2.62 and $5.33, respectively, in the full year 2020
(more)

•$3.3 billion backlog for 2022-2024 supports continued growth over market in Seating and E-Systems, driven by both conquest awards and the benefits of our growing electrification business
•Net cash provided by operating activities of $670 million and free cash flow of $85 million, compared to $663 million and $211 million, respectively for the full year 2020
•Returned $207 million of cash to shareholders through dividends and share repurchases
•Cash and cash equivalents at year-end of $1.3 billion and total liquidity of $3.3 billion

“Lear finished the year with better than anticipated sales and earnings, reflecting improving industry conditions at the end of 2021,” said Ray Scott, Lear's President and Chief Executive Officer. “While we expect industry production volumes to improve in 2022, we are still facing uncertainties related to the COVID-19 pandemic, semiconductor shortages and inflationary pressures. I remain optimistic about Lear’s prospects as we have a very strong backlog of new business launching over the next three years. In addition, consumer demand remains extremely robust and industry inventory levels remain historically low, indicating that the auto industry is primed for a sustained recovery in production volumes. I am confident the strategic actions we are taking in both business segments will deliver profitable sales growth and superior value for our shareholders.”

Fourth Quarter Financial Results
(in millions, except per share amounts)

	2021	2020
Reported
Sales	$4,879.8	$5,243.2
Net income	$21.5	$201.6
Earnings per share	$0.36	$3.33

Adjusted (1)
Core operating earnings	$158.4	$329.7
Adjusted net income	$73.6	$221.3
Adjusted earnings per share	$1.22	$3.66

In the fourth quarter, global vehicle production decreased 13% compared to a year ago, with North America down 15%, Europe down 26% and China down 4%. For the third consecutive quarter, industry volumes were significantly impacted by semiconductor shortages. Global production decreased year-over-year on a Lear sales-weighted basis(2) by approximately 16%.

Sales in the fourth quarter decreased 7% to $4.9 billion compared to a year ago. Excluding the impact of commodities, foreign exchange and acquisitions, sales were down 10%, reflecting decreased production on Lear platforms, partially offset by the addition of new business in both business segments. Sales growth over market for the fourth quarter was six percentage points, driven primarily by the impact of new business.

Core operating earnings were $158 million, or 3.2% of sales, compared to $330 million, or 6.3% of sales, in 2020. The decrease in earnings resulted primarily from lower sales due to reduced production on Lear platforms, partially offset by the addition of new business.

Excluding the impact of higher commodity costs, the Company generated positive operating performance. In the Seating segment, margins and adjusted margins were 5.0% and 5.5% of sales, respectively. In the E-Systems segment, margins and adjusted margins were 1.0% and 3.0% of sales, respectively.

Earnings per share were $0.36. Adjusted earnings per share were $1.22, down from $3.66 in 2020, primarily reflecting lower operating earnings.

Full Year Financial Results
(in millions, except per share amounts)

	2021	2020
Reported
Sales	$19,263.1	$17,045.5
Net income	$373.9	$158.5
Earnings per share	$6.19	$2.62

Adjusted (1)
Core operating earnings	$826.0	$613.5
Adjusted net income	$479.8	$322.0
Adjusted earnings per share	$7.94	$5.33

Global vehicle production was significantly impacted by the COVID-19 pandemic and global semiconductor shortages in 2021. Global vehicle production increased by 3% compared to a year ago, with North America flat, Europe down 4% and China up 5%. Global production was flat on a Lear sales-weighted basis(2).

Sales for the full year increased 13% to $19.3 billion. Excluding the impact of commodities, foreign exchange and acquisitions, sales were up 8%, reflecting the addition of new business in both of our business segments and favorable platform mix. Sales growth over market for the full year was eight percentage points, driven primarily by the impact of new business in both segments and favorable platform mix.

Core operating earnings were $826 million, or 4.3% of sales, compared to $614 million, or 3.6% of sales, in 2020. The increase in earnings resulted primarily from higher sales due to the addition of new business and higher production on Lear platforms. Excluding the impact of higher commodity costs, both of our business segments had positive operating performance. In the Seating segment, margins and adjusted margins were 5.9% and 6.3% of sales, respectively. In the E-Systems segment, margins and adjusted margins were 2.5% and 4.1% of sales, respectively.

Earnings per share were $6.19, compared to $2.62 in 2020. Adjusted earnings per share were $7.94, up from $5.33 per share in 2020, reflecting higher operating earnings.

For the full year of 2021, net cash provided by operating activities was $670 million, and free cash flow(1) was $85 million. Full year free cash flow was lower than anticipated, reflecting volatility in our customers’ production schedules that resulted in temporarily higher working capital at year end.

(1) For more information regarding our non-GAAP financial measures, see "Non-GAAP Financial Information" below.

(2) The production change on a Lear sales-weighted basis is calculated using Lear’s prior year regional sales mix and fourth quarter fiscal calendar. Management believes this provides a more meaningful comparison of the Company’s global revenue growth relative to global vehicle production.

Balance Sheet, Liquidity and Capital Allocation

During the fourth quarter of 2021, we took several steps to enhance liquidity and improve our debt maturity profile. In late October, the Company entered into an amended and restated credit agreement to increase the size of its revolving credit facility to $2.0 billion from $1.75 billion and extend the maturity by two years to 2026. In November, we issued $350 million of 2.60% senior notes due in 2032 and $350 million of 3.55% senior notes due in 2052. A portion of the proceeds from the debt issuance was used to purchase $200 million of 3.80% senior notes due in 2027. The remainder of the net bond proceeds were used to repay a $206 million term loan due in 2022 and will be used to fund the pending acquisition of substantially all of Kongsberg’s Interior Comfort Systems business, which is expected to close in the first quarter of 2022. Following these actions, which enhanced the Company’s financial flexibility, Lear has no outstanding debt maturities until 2027.

In November of 2021, Lear increased its quarterly dividend from $0.50 to $0.77. This was the final of three steps taken over the past 12 months to restore the Company’s dividend to the pre-pandemic level. During 2021, Lear returned $207 million of cash to shareholders through share repurchases and dividends. As of December 31, 2021, we had a remaining share repurchase authorization of approximately $1.3 billion, which expires on December 31, 2022, and reflects approximately 13% of our total market capitalization at current market prices.

2022 Financial Outlook

At the midpoint of our guidance range, we have assumed that global industry production will be 6% higher than in 2021. The industry volume assumptions underlying Lear’s 2022 financial outlook are derived from several sources, including internal estimates, customer production schedules, and the most recent IHS production estimates for Lear’s vehicle platforms.

Our 2022 financial outlook is summarized below:

Full Year 2022 Outlook
Net Sales	$20,800 - $22,300 million
Core Operating Earnings	$900 - $1,200 million
Adjusted EBITDA	$1,500 - $1,800 million
Restructuring Costs	≈$125 million
Capital Spending	$650 - $700 million
Free Cash Flow	≈$300 - $600 million

The financial outlook is based on a full year average exchange rate of $1.12/Euro and 6.35 RMB/$.

Certain of the forward-looking financial measures above are provided on a non-GAAP basis. The Company does not provide a reconciliation of such forward-looking measures to the most directly comparable financial measures calculated and presented in accordance with GAAP because to do so would be potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items in any future period. The magnitude of these items, however, may be significant.

2022-2024 Sales Backlog

The consolidated three-year sales backlog is $3.3 billion and will drive continued global revenue growth and sales diversification. The backlog supports growth over market in Seating and E-Systems and is driven by both conquest awards and the benefits of our growing electrification business.

Fourth Quarter and Full Year 2021 Conference Call and Webcast Information

A conference call and webcast will be held to discuss Lear’s fourth quarter and full year 2021 financial results and related matters on February 8, 2022, at 8:30 a.m. EST. The webcast link for the conference call will be available through Lear’s investor relations webpage at ir.lear.com. In addition, the conference call can be accessed by dialing 1-877-883-0383 (domestic) or 1-412-902-6506 (international) with Conference I.D. 8642960. The webcast replay will be available two hours following the call.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “pretax income before equity (income) loss, interest, other (income) expense, restructuring costs and other special items” (core operating earnings or adjusted segment earnings), “pretax income before equity (income) loss, interest, other (income) expense, depreciation expense, amortization of intangible assets, restructuring costs and other special items” (adjusted EBITDA), “adjusted depreciation and amortization,” “adjusted net income attributable to Lear” (adjusted net income), “adjusted diluted net income per share available to Lear common stockholders” (adjusted earnings per share) and “free cash flow” (each, a non-GAAP financial measure). Other (income) expense includes, among other things, non-income related taxes, foreign exchange gains and losses, gains and losses related to certain derivative instruments and hedging activities, losses on the extinguishment of debt, gains and losses on the disposal of fixed assets, gains and losses on the consolidation and deconsolidation of affiliates and the non-service cost components of net periodic benefit cost. Adjusted depreciation and amortization represents depreciation expense and amortization of intangible assets adjusted for intangible asset impairment charges. Adjusted net income and adjusted earnings per share represent net income (loss) attributable to Lear and diluted net income (loss) per share available to Lear common stockholders, respectively, adjusted for restructuring costs and other special items, including the tax effect thereon. Free cash flow represents net cash provided by (used in) operating activities less capital expenditures.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income and adjusted earnings per share are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company's core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures provide improved comparability between fiscal periods. Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses these non-GAAP financial measures for planning and forecasting future periods.

Core operating earnings, adjusted EBITDA, adjusted depreciation and amortization, adjusted net income, adjusted earnings per share and free cash flow should not be considered in isolation or as a substitute for net income (loss) attributable to Lear, diluted net income (loss) per share available to Lear common stockholders, cash provided by (used in) operating activities or other income statement or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and, therefore, does not reflect funds available for investment or other discretionary uses. Also, these non-GAAP financial measures, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Report on Form 10-Q for the quarter ended April 3, 2021, and its other Securities and Exchange Commission filings. Future operating results will be based on various factors, including actual industry production volumes, the impact of the ongoing COVID-19 pandemic on the Company’s business and the global economy, supply chain disruptions, actual industry production volumes, commodity prices, the impact of strategic transactions and restructuring actions and the Company's success in implementing its operating strategy.

Information in this press release relies on assumptions in the Company's sales backlog. The Company's sales backlog reflects anticipated net sales from formally awarded new programs less lost and discontinued programs. The Company enters into contracts with its customers to provide production parts generally at the beginning of a vehicle’s life cycle. Typically, these contracts do not provide for a specified quantity of production, and many of these contracts may be terminated by the Company’s customers at any time. Therefore, these contracts do not represent firm orders. Further, the calculation of the sales backlog does not reflect customer price reductions on existing or newly awarded programs. The sales backlog may be impacted by various assumptions embedded in the calculation, including vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Lear’s diverse team of talented employees in 38 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 179 on the Fortune 500. Further information about Lear is available at lear.com or on Twitter @LearCorporation.

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	December 31, 2021	December 31, 2020
Net sales	$4,879.8	$5,243.2

Cost of sales	4,608.8	4,783.9
Selling, general and administrative expenses	140.2	146.6
Amortization of intangible assets	15.9	16.5
Interest expense	24.6	21.5
Other expense, net	28.8	0.8

Consolidated income before income taxes and equity in net income of affiliates	61.5	273.9
Income taxes	18.6	63.8
Equity in net income of affiliates	(6.7)	(12.6)

Consolidated net income	49.6	222.7
Net income attributable to noncontrolling interests	28.1	21.1

Net income attributable to Lear	$21.5	$201.6

Diluted net income per share available to Lear common stockholders	$0.36	$3.33

Weighted average number of diluted shares outstanding	60.3	60.5

Lear Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Net sales	$19,263.1	$17,045.5

Cost of sales	17,871.2	15,936.6
Selling, general and administrative expenses	643.2	588.9
Amortization of intangible assets	73.3	65.9
Interest expense	91.8	99.6
Other expense, net	0.1	55.2

Consolidated income before income taxes and equity in net income of affiliates	583.5	299.3

Income taxes	137.7	93.9
Equity in net income of affiliates	(15.8)	(28.5)

Consolidated net income	461.6	233.9
Net income attributable to noncontrolling interests	87.7	75.4

Net income attributable to Lear	$373.9	$158.5

Diluted net income per share available to Lear common stockholders	$6.19	$2.62

Weighted average number of diluted shares outstanding	60.4	60.4

Lear Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	December 31, 2021	December 31, 2020
ASSETS
Current:
Cash and cash equivalents	$1,318.3	$1,306.7
Accounts receivable	3,041.5	3,269.2
Inventories	1,571.9	1,401.1
Other	833.5	799.7
	6,765.2	6,776.7
Long-Term:
PP&E, net	2,720.1	2,736.2
Goodwill	1,657.9	1,655.8
Other	2,209.2	2,029.9
	6,587.2	6,421.9

Total Assets	$13,352.4	$13,198.6

LIABILITIES AND EQUITY
Current:
Accounts payable and drafts	$2,952.4	$3,141.6
Accrued liabilities	1,806.7	1,920.9
Current portion of long-term debt	0.8	14.2
	4,759.9	5,076.7
Long-Term:
Long-term debt	2,595.2	2,300.3
Other	1,188.9	1,206.7
	3,784.1	3,507.0

Equity	4,808.4	4,614.9

Total Liabilities and Equity	$13,352.4	$13,198.6

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	December 31, 2021	December 31, 2020
Net Sales
North America	1,890.7	$1,969.7
Europe and Africa	1,607.9	1,959.0
Asia	1,183.2	1,133.7
South America	198.0	180.8
Total	$4,879.8	$5,243.2

Content per Vehicle [1]
North America	$583	$523
Europe and Africa	$410	$375

Free Cash Flow [2]
Net cash provided by operating activities	$166.9	400.8
Capital expenditures	(179.6)	(167.0)
Free cash flow	$(12.7)	$233.8

Estimated Impact of COVID-19 Pandemic [3]
Sales	$(1,060)	$—
Core operating earnings	(270)	—

Core Operating Earnings [2]
Net income attributable to Lear	$21.5	$201.6
Interest expense	24.6	21.5
Other expense, net	28.8	0.8
Income taxes	18.6	63.8
Equity in net income of affiliates	(6.7)	(12.6)
Net income attributable to noncontrolling interests	28.1	21.1
Restructuring costs and other special items -
Costs related to restructuring actions	31.6	33.4
Typhoon in the Philippines	13.2	—
Other	(1.3)	0.1
Core operating earnings	$158.4	$329.7

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Three Months Ended
	December 31, 2021	December 31, 2020
Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$21.5	$201.6
Restructuring costs and other special items -
Costs related to restructuring actions	24.9	26.7
Loss on extinguishment of debt	24.6	—
Typhoon in the Philippines	13.2	—
Favorable tax ruling in a foreign jurisdiction	0.9	—
Loss related to affiliate	1.0	4.0
Other	(2.6)	(4.1)
Tax impact of special items and other net tax adjustments [4]	(9.9)	(6.9)
Adjusted net income attributable to Lear	$73.6	$221.3

Weighted average number of diluted shares outstanding	60.3	60.5

Diluted net income per share available to Lear common stockholders	$0.36	$3.33

Adjusted earnings per share	$1.22	$3.66

Adjusted Depreciation and Amortization [2]
Depreciation and amortization	$142.5	$142.8
Less - Intangible asset impairment	—	—
Adjusted depreciation and amortization	$142.5	$142.8

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Net Sales
North America	$7,548.2	$6,630.5
Europe and Africa	6,745.3	6,240.3
Asia	4,227.9	3,655.3
South America	741.7	519.4
Total	$19,263.1	$17,045.5

Content per Vehicle [1]
North America	$579	$509
Europe and Africa	$417	$370

Free Cash Flow [2]
Net cash provided by operating activities	$670.1	663.1
Capital expenditures	(585.1)	(452.3)
Free cash flow	$85.0	$210.8

Estimated Impact of COVID-19 Pandemic [3]
Sales	$(4,220)	$(3,500)
Core operating earnings	(1,050)	(800)

Core Operating Earnings [2]
Net income attributable to Lear	$373.9	$158.5
Interest expense	91.8	99.6
Other expense, net	0.1	55.2
Income taxes	137.7	93.9
Equity in net income of affiliates	(15.8)	(28.5)
Net income attributable to noncontrolling interests	87.7	75.4
Restructuring costs and other special items -
Costs related to restructuring actions	119.3	143.7
Intangible asset impairment	8.5	—
Typhoon in the Philippines	13.2	—
Other	9.6	15.7
Core operating earnings	$826.0	$613.5

Lear Corporation and Subsidiaries
Consolidated Supplemental Data
(continued)
(Unaudited; in millions, except content per vehicle and per share amounts)

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Adjusted Net Income Attributable to Lear [2]
Net income attributable to Lear	$373.9	$158.5
Restructuring costs and other special items -
Costs related to restructuring actions	112.6	149.9
Loss on extinguishment of debt	24.6	21.1
Intangible asset impairment	8.5	—
Typhoon in the Philippines	13.2	—
Favorable tax ruling in a foreign jurisdiction	(45.1)	—
Loss related to affiliate	2.0	4.0
Other	4.2	8.9
Tax impact of special items and other net tax adjustments [4]	(14.1)	(20.4)
Adjusted net income attributable to Lear	$479.8	$322.0

Weighted average number of diluted shares outstanding	60.4	60.4

Diluted net income per share available to Lear common stockholders	$6.19	$2.62

Adjusted earnings per share	$7.94	$5.33

Adjusted Depreciation and Amortization [2]
Depreciation and amortization	$573.9	$539.9
Less - Intangible asset impairment	8.5	—
Adjusted depreciation and amortization	$565.4	$539.9

Diluted Shares Outstanding at End of Quarter [5]	60,307,587	60,520,875

[1] Content per Vehicle for 2020 has been updated to reflect actual production levels.

[2] See "Non-GAAP Financial Information" included in this press release.

[3] Represents the volume-driven sales reduction, calculated using our pre-COVID sales forecast as a baseline and standard vehicle margins, as well as incremental costs, net of our cost reduction actions, of $40 million and $110 million in the three and twelve months ended December 31, 2021, respectively.

[4] Represents the tax effect of restructuring costs and other special items, as well as several discrete tax items. The identification of these tax items is judgmental in nature, and their calculation is based on various assumptions and estimates.

[5] Calculated using stock price at end of quarter.

Lear Corporation and Subsidiaries
Segment Supplemental Data
(Unaudited; in millions, except margins)

	Three Months Ended
	December 31, 2021	December 31, 2020
Adjusted Segment Earnings

Seating
Net sales	$3,641.0	$3,899.6

Segment earnings	$180.4	$270.1
Costs related to restructuring actions	18.2	24.2
Other	0.1	0.9
Adjusted segment earnings	$198.7	$295.2

Adjusted segment margins	5.5%	7.6%

E-Systems
Net sales	$1,238.8	$1,343.6

Segment earnings	12.8	$93.1
Costs related to restructuring actions	11.4	9.0
Typhoon in the Philippines	13.2	—
Other	0.3	0.5
Adjusted segment earnings	$37.7	$102.6

Adjusted segment margins	3.0%	7.6%

Lear Corporation and Subsidiaries
Segment Supplemental Data
(continued)
(Unaudited; in millions, except margins)

	Twelve Months Ended
	December 31, 2021	December 31, 2020
Adjusted Segment Earnings

Seating
Net sales	$14,411.4	$12,712.7

Segment earnings	$851.3	$590.5
Costs related to restructuring actions	59.7	86.8
Other	1.0	3.4
Adjusted segment earnings	$912.0	$680.7

Adjusted segment margins	6.3%	5.4%

E-Systems
Net sales	$4,851.7	$4,332.8

Segment earnings	$121.2	$98.1
Costs related to restructuring actions	52.1	55.8
Intangible asset impairment	8.5	—
Typhoon in the Philippines	13.2	—
Other	1.5	3.5
Adjusted segment earnings	$196.5	$157.4

Adjusted segment margins	4.1%	3.6%